FIRST AMENDMENT
To the
STERICYCLE, INC. ANNUAL INCENTIVE PLAN
(As in Effect on January 1, 2021)

    This First Amendment to the Stericycle, Inc. Annual Incentive Plan, as in effect on January 1, 2021 (the “Plan”) is hereby made effective January 1, 2022 for the purpose of revising the post-death payment rules under the Plan.

    NOW THEREFORE, the Plan is hereby amended by Stericycle, Inc. as Plan sponsor acting within its powers under Section 8.11 of the Plan, in the following respects:

1.    Section 6.7 of the Plan is hereby amended to read as follows:

6.7    Deceased Employees
In the event of a Participant’s death on or after the last day of a Plan Year, but prior to the payment date referenced in Section 7.1 below, the Participant’s estate shall receive all or a portion of the Participant’s Bonus Payout for such Plan Year, payable at the same time as active Participants are paid. If the Participant dies before the end of the Plan Year, the Participant’s estate shall be eligible to receive a prorated Bonus Payout based on the period of time in which he or she was an active Participant for such Plan Year, and calculated based on target, rather than actual performance. The payment of any Bonus Payout under this Section 6.7 will generally be made as soon as practicable following the Participant’s death, but no later than the payment date referenced in Section 7.1 below.

2.    Subsection 8.7(a) of the Plan is hereby amended to replace the reference to “beneficiary” with “the estate” each time it appears in this subsection.
US.350023423.02